UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 31, 2015

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement; Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

PVH Corp. (the “Company”) issued a press release on July 31, 2015 that PVH B.V. (“PVH Europe”), a subsidiary of the Company, and Fred Gehring, Executive Chairman, Tommy Hilfiger, and Vice Chairman, PVH Corp., had entered into a new employment agreement (the “New Agreement”) pursuant to which Mr. Gehring would relinquish his role as Executive Chairman, Tommy Hilfiger, and resign as a director of the Company and any of its subsidiaries.  Mr. Gehring will continue to hold the title of Vice Chairman, PVH Corp.  The new arrangement reflects the continued strong performance of the Tommy Hilfiger business under Daniel Grieder, Chief Executive Officer, Tommy Hilfiger (Mr. Gehring’s former role), and the absence of any need for Mr. Gehring to provide support to that business on a regular basis. The Company’s press release is attached as Exhibit 99.1 to this report.

The following is a summary of the material terms and conditions of the New Agreement:

The New Agreement is effective as of August 3, 2015.  It provides that Mr. Gehring will hold the title of Vice Chairman, PVH Corp. (or other mutually agreeable title), and serve as an advisor to Emanuel Chirico, the Company’s Chief Executive Officer, and the Company’s Board on matters related to the Company and its business and growth strategies.  Mr. Gehring’s working hours will be reduced to 20-30% of full time (although there will be periods of time when working hours will be equivalent to full time employment and weeks when no services are performed).

Mr. Gehring’s base salary will be €500,000 per annum and he will be eligible to participate in the Company’s stock plans but no other incentive compensation programs. In this regard, Mr. Gehring will be eligible to receive an annual award of restricted stock units having a grant date fair value (as determined in accordance with the Company’s standard practices) equal to €500,000, commencing in the Company’s 2016 fiscal year.  Each such award will vest on the first anniversary of the grant date, subject to his continued employment with the Company through such date; no such award will be subject to accelerated vesting upon retirement.

Mr. Gehring will be entitled to receive a one-time special cash bonus of €3,000,000, which will be paid in September 2015.  The bonus is being awarded (i) in recognition of his successful transition of the Company’s Tommy Hilfiger business to Mr. Grieder, (ii) as compensation for giving up any rights to a severance payment or transition compensation, and (iii) his agreement not to challenge any termination by the Company of his employment or to seek any compensation in connection with any termination of his employment.  If he challenges any termination of employment or seeks any compensation in connection therewith, then the Company may demand his return to the Company of an amount equal to €1,000,000.

Mr. Gehring agreed in connection with his amended compensation arrangements to relinquish a pro rata portion of any bonus he earns with regard to the Company’s 2015 fiscal year, as well as 25% of any payout of the “Growth and Retention Incentive Plan II” performance share unit award granted to him on May 6, 2013.

Mr. Gehring is eligible to participate in all employee benefits and insurance plans sponsored or maintained by the Company for executives, subject to differences in the employee benefits and insurance plans provided to him and the Company’s other executives by virtue of Mr. Gehring’s residence and principal workplace being in the Netherlands and to the continuation of his participation in plans that were in effect for him and the employees of Tommy Hilfiger B.V. (PVH Europe’s prior name) prior to the Company’s acquisition of Tommy Hilfiger B.V. (and certain related companies) in 2010. In particular, Mr. Gehring will continue to participate in the collective pension scheme of PVH Europe and the Company will continue to provide at its cost accident insurance, directors’ and officer’s liability insurance, and disability insurance covering Mr. Gehring. Mr. Gehring is also entitled to reimbursement of reasonable business expenses.

If Mr. Gehring’s employment is terminated by either party for any reason, or if his employment is terminated due to his death, the Company will have no further obligation to him except for the payment or provision to him or his estate of (i) the portion of his base salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of PVH Europe or any affiliate thereof (other than any severance plan or policy) as to which he held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination.  If Mr. Gehring becomes disabled, he is entitled to receive for the 104-week period provided under Dutch law the minimum compensation payable under Dutch law (currently 70% of the “maximum daily wage” under Dutch law (which is currently €3,032.05 per month )).

Either party may terminate the New Agreement, subject to a notice period of 45 days for Mr. Gehring and 90 days for PVH Europe. The New Agreement automatically terminates upon the end of the month in which Mr. Gehring turns the statutory pension age under Dutch law.

The New Agreement also includes certain restrictive covenants in favor of the Company. The covenants include prohibitions during and following employment against Mr. Gehring’s use of confidential information and soliciting Company employees for employment by himself or anyone else and competing against the Company by accepting employment or being otherwise affiliated with a competitor listed on an exhibit to the agreement.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.                      Description of Exhibit

99.1                      Press Release, issued by PVH Corp. on July 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer, Executive Vice President

Date: July 31, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by PVH Corp. on July 31, 2015.